SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     -------

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement          [ ]     Confidential; for use
[X]     Definitive Proxy Statement                   of the Commission Only
[ ]     Definitive Additional Materials              (as permitted by Rule
[ ]     Soliciting Material Pursuant to              14a-6(e)(2))
        Rule 14a-11 or Rule 14a-12

                           BELL TECHNOLOGY GROUP LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

                           BELL TECHNOLOGY GROUP LTD.
                              295 LAFAYETTE STREET
                            NEW YORK, NEW YORK 10012

     NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD April 16, 1998

      To:   the Shareholders of BELL TECHNOLOGY GROUP LTD.

      NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of BELL TECHNOLOGY GROUP LTD. (the "Company"), a Delaware corporation, will be held at the offices of the corporation at 295 Lafayette Street, New York, New York 10012 on Thursday, April 16, 1998, at 11:00 a.m., local time, for the following purposes:

      1. To elect seven directors to serve, subject to the provisions of the By-laws, until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

      2. To consider and act upon a proposal to approve the Company's 1998 Stock Option Plan;

      3. To consider and act upon a proposal to amend the Certificate of Incorporation to change the Company's name to Bluestreak Communications Inc. or such other name as shall be proposed at the Meeting.

      4. To consider and act upon a proposal to amend the Certificate of Incorporation to change the Company's authorized common stock to 20,000,000 shares having a par value of $.01 per share.

      5. To consider and act upon a proposal to approve the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending September 30, 1998;

      6. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof

      The Board of Directors has fixed the close of business on February 20, 1998 as the record date for the meeting. Only holders of shares of record at that time will be entitled to notice of and to vote at the 1998 Annual Meeting of Shareholders or any adjournment or adjournments thereof.

                                        By order of the Board of Directors.


                                                    Marc H. Bell
                                                Chairman of the Board

  New York, New York
  March 13, 1998

--------------------------------------------------------------------------------

                                    IMPORTANT

IF YOU CANNOT PERSONALLY ATTEND THE MEETING, IT IS REQUESTED THAT YOU INDICATE YOUR VOTE ON THE ISSUES INCLUDED ON THE ENCLOSED PROXY AND DATE, SIGN AND MAIL IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE THAT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                           BELL TECHNOLOGY GROUP LTD.
                 295 Lafayette Street, New York, New York 10012

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                                       for

                       1998 ANNUAL MEETING OF SHAREHOLDERS
                            to be held April 16, 1998

--------------------------------------------------------------------------------

                                                                  March 13, 1998

      The enclosed proxy is solicited by the Board of Directors of Bell Technology Group Ltd., a Delaware corporation (the "Company") in connection with the 1998 Annual Meeting of Shareholders to be held at the offices of the corporation at 295 Lafayette Street, New York, New York 10012 on Thursday, April 16, 1998, at 11:00 a.m., local time, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies in favor of (i) the election as directors of the seven nominees listed below to serve until the next annual meeting of shareholders;
(ii) approval of the Company's 1998 Stock Option Plan; (iii) a proposal to amend the Certificate of Incorporation to change the name of the Company to Bluestreak Communications Inc., or such other name as shall be proposed at the Meeting;
(iv) a proposal to amend the Certificate of Incorporation to change the authorized common stock of the Company to 20,000,000 shares having a par value of $.01 per share; and (v) approval of the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending September 30, 1998. The record date with respect to this solicitation is the close of business on February 20, 1998, and only shareholders of record at that time will be entitled to vote at the meeting.

      The principal executive office of the Company is 295 Lafayette Street, New York, New York 10012, and its telephone number is (212) 334-8500. The shares represented by all validly executed proxies received in time to be taken to the meeting, and not previously revoked, will be voted at the meeting. The proxy may be revoked by the shareholder at any time prior to its being voted. This proxy statement and the accompanying proxy were mailed to you on or about March 13, 1998.

                               OUTSTANDING SHARES

      The number of outstanding shares entitled to vote at the meeting is 3,448,450 common shares, par value $.01 per share each of which is entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of one-third of such shares shall constitute a quorum. There is no cumulative voting.

      Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the common shares present at the meeting and entitled to vote on each matter is required for the election as directors of the seven nominees listed below. The affirmative vote of the holders of a majority of the total outstanding common shares is necessary to approve the Company's 1998 Stock Option Plan and the Amendments to the Certificate of Incorporation. Votes shall be counted by one or more employees of the Company's Transfer Agent who shall serve as the inspectors of election. The inspectors of election will canvas the shareholders present in person at the meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting, but are deemed not to have voted on the proposal. Broker non-votes occur when a broker nominee (which has voted on one or more matters at the meeting) does not vote on one or more other matters at the meeting because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to so vote.

                              ELECTION OF DIRECTORS

      The seven persons named below, who are currently members of the Board of Directors, have been nominated for re-election to serve until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

      Unless stated to be voted otherwise, each proxy will be voted for the election of the nominees named below. All of the nominees have consented to serve as directors if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve, the proxies may be voted for any other person who shall be nominated by the present Board of Directors to fill the vacancy.

-------------------------------------------------------------------------------------------

Name and Age          Positions with the   Director Since   Number of Shares     Percent of
                      Company                               Beneficially Owned   Class
-------------------------------------------------------------------------------------------
Marc H. Bell, 30      President & Chief        1989          1,682,142 (1)       48.8%
                      Executive Officer
-------------------------------------------------------------------------------------------
Robert B. Bell, 58    Executive Vice-          1994             90,000 (2)       2.5%
                      President & Chief
                      Financial officer
-------------------------------------------------------------------------------------------
Martin Fox, 61        Director                 1995              6,000 (2)       *
-------------------------------------------------------------------------------------------
Dr. Richard           Director                 1995              6,000 (2)       *
Videbeck, 74
-------------------------------------------------------------------------------------------
Lord Anthony          Director                 1997             15,000 (4)       *
 St. John, 40
-------------------------------------------------------------------------------------------
T. Shiraishi, 53      Director                 1994            862,500 (3)       25%
-------------------------------------------------------------------------------------------
Sidney Paterson, 57   Director                 1998             10,000           *
-------------------------------------------------------------------------------------------

Mr. Marc Bell has been President and Chief Executive Officer of the Company since 1989.

Mr. Robert Bell has been Executive Vice President and Chief Financial Officer of the Company since 1994. Mr. Bell was a practicing attorney for more than five years before joining the Company. Mr. Robert Bell is Mr. Marc Bell's father.

Mr. Martin Fox has been the President and a director of Initio, Inc., a publicly owned mail order retailer of consumer goods for more than five years.

Dr. Richard Videbeck has, for more than five years, been an independent consultant in consumer risk analysis, particularly for retailers and banks.

Anthony St. John, Lord St. John of Bletso is a member of the House of Lords of the Parliament of the United Kingdom, has served as a consultant to Merrill Lynch and is a Registered Representative of the London Stock Exchange.

Mr. Tsuyoshi Shiraishi has been the Chairman of Century World PTE Ltd., an investment consulting firm, and the Managing Director of Harpoon Holdings Ltd. for more than five years.

Mr. Sidney Paterson has been President and Chief Executive Officer of Sid Paterson Advertising for more than five years.

            * less than 1%

      (1) Includes 862,500 shares of common stock owned by Harpoon Holdings, Ltd. ("Harpoon") which Marc Bell has the sole right to vote in the election of directors pursuant to a voting agreement between Mr. Bell and Harpoon entered into in October, 1995. Such agreement terminates in October 2005.

      (2) Robert Bell, Martin Fox and Dr. Richard Videbeck have the right to acquire the number of shares shown pursuant to currently exercisable stock options.

      (3) Mr. Shiraishi, a director of the Company, is the sole shareholder of Harpoon.

      (4) Lord St. John has the right to acquire 10,000 shares pursuant to currently exercisable stock options.

Meetings and Committees of the Board of Directors.

      The Board of Directors of the Company met three times during the fiscal year which ended on September 30, 1997. None of the directors nominated (other than Lord St. John who was elected a director in November, 1997, Mr. Paterson, who was elected in February, 1998 and Mr. Shiraishi, who attended one meeting) have attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which he serves.

      The Company has an Audit Committee consisting of Messrs. Robert Bell, Martin Fox and Dr. Videbeck. The Audit Committee reviews the financial reporting and internal controls of the Company and meets with appropriate financial personnel of the Company, as well as its independent auditors, in connection with these reviews. The Audit Committee also recommends to the Board the accounting firm that is to be presented to the shareholders for designation as independent auditors to examine the corporate accounts of the Company for the current fiscal year. The Audit Committee met in December 1997 and discussed financial events occurring during the course of the fiscal year and voted to recommend the continuation of Arthur Andersen LLP as the company's auditors.

      The Company also has a Stock Option Committee, consisting of Messrs. Marc Bell, Martin Fox and Sidney Paterson, who was appointed on February 19, 1998. Subject to existing contractual obligations, the Stock Option Committee is responsible for setting and administering the policies that govern the granting of employee stock options.

The Stock Option Committee other than Mr. Paterson met periodically during fiscal 1997, to grant employee stock options and, on one occasion to re-price certain employee stock options already granted.

      The Company does not have a nominating committee, employee compensation committee or other committees.

Other Executive Officers

      William T. Jahnke has been a Vice President of the Company since March 1997 and the Director of Corporate Sales of the Company since August 1995. Prior to joining the Company, Mr. Jahnke was president and chief operating officer of Vernon Computer Rentals and Leasing from February 1989 to December 1994, where he pioneered and implemented a nationwide asset management program for Apple which is used by several thousand U.S. sales representatives. Mr. Jahnke received a B.S. Degree in Computer Science from Seneca College in 1975.

      Marc Jaffe a Vice President of the Company since March 1997 and Director of On-Line Services, joined the Company in early 1995 to run the Company's Internet services business. Prior to joining the Company, Mr. Jaffe had extensive experience in the use of computers and telecommunications in the advertising and marketing industry. Mr. Jaffe recently developed an Internet-focused marketing strategy that won the prestigious CreaTech Award, presented by Advertising Age magazine, and has spoken at numerous Internet conferences sponsored by Apple Computer. Prior to joining the Company, Mr. Jaffe was a department manager at Sid Paterson Advertising Inc. in New York City since 1989. Mr. Jaffe graduated from Colgate University in 1989, where he received a Bachelor of Arts Degree.

      Alan Levy joined the Company as Treasurer and Chief Accounting Officer in February 1997. From March 1994 to February 1997, Mr. Levy was the Assistant to the Vice President of Finance of Del Laboratories, Inc., a manufacturer and wholesaler of cosmetics and over-the-counter pharmaceuticals. Prior to that, Mr. Levy was a Technical Manager with the American Institute of Certified Public Accountants from August 1990 to March 1994. He is a Certified Public Accountant and received his Bachelor's degree in Public Accounting from Long Island University, C.W. Post Campus.

      Scott Safran has been Vice President - Training and Interactive Development since June 1997 and the Director of Corporate Training since joining the Company in March 1996. Prior to joining the Company he was a Senior Account Executive at IBM Skill Dynamics Corporation from December 1994 to October 1995. From December 1989 to December 1994 Mr. Safran was in various sales positions with AT&T Networking Systems. Mr. Safran has a Bachelor of Arts in English Literature and Master of Business Administration degrees from St. John's University.

                     COMPENSATION OF DIRECTORS AND OFFICERS

      The following table sets forth compensation paid to the Company's Chief Executive Officer and the three most highly compensated executive officers for the three fiscal years ended September 30, 1997:

                           SUMMARY COMPENSATION TABLE
                               Annual Compensation

Name and
Principal Position            Year              Salary              Options
------------------            ----              ------              -------

Marc H. Bell                  1997              $200,000                --
President and Chief           1996              $165,000                --
Executive Officer             1995              $ 45,000                --

Robert B. Bell                1997              $125,000                --
                              1996               100,504            90,000
                              1995                18,000                --

      None of the named executive officers exercised their options to acquire shares during fiscal 1997. The following table sets forth information concerning the fiscal year end value of unexercised options:

   -----------------------------------------------------------------------

      Name          Numbered of Unexercised    Value of Unexercised
                    Options at September 30,   In-the-money Options at
                    1997                       September 30, 1997
   -----------------------------------------------------------------------
      Robert Bell           90,000                       -0-
   -----------------------------------------------------------------------

      (1) All such options are currently exercisable.

      Calculation based upon the average of the high and low prices of the Company's Common Stock on Nasdaq on September 30, 1997 of $6.125 per share.

                            Compensation of Directors

      Marc Bell, Robert Bell, T. Shiraishi, Lord Anthony St. John and Sidney Paterson did not receive any cash compensation for their services. Dr. Richard Videbeck receives $1,000 (plus travel expenses) for each meeting of the directors actually attended. For the fiscal year ended September 30, 1997, Dr. Videbeck received the sum of $2,000. For the fiscal year ended September 30, 1997, Mr. Martin Fox received the sum of $4,000 as compensation for services rendered as a director and $9,516 for services as a financial advisor to the Company. Lord St. John, upon becoming a director of the Company was granted options to purchase 10,000 shares of common stock at a price of $7.25. During the fiscal year ended September 30, 1997, Dr. Videbeck and Mr. Fox were each granted options to purchase 3,000 shares of common stock at a price of $6.125.

      In January 1997, the Company purchased an aggregate of $1,000,000 of liability insurance from Zurich American Insurance group for indemnification of all of its directors and officers at a cost of approximately $35,000.

Employment Contracts and Termination of Employment and Change-of Control Arrangements

      Mr. Marc Bell has an employment agreement with the Company pursuant to which he receives a fixed salary of $200,000 per year during the term of the agreement, which expires in the year 2000.The agreement also provides that for a period of six months after termination of employment, Mr. Bell will not "compete" with the Company. Under the employment agreement, if Mr. Bell is terminated without cause, he will be entitled to receive a payment equal to 2.99 times his average annual compensation paid by the Company (including bonuses, if any) during the five years preceding the date of termination. If there is a "Change of Control" (as defined in the Agreement) during the term of the agreement, Mr. Bell would also be entitled to receive the such payment.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of February 15, 1998, certain information concerning stock ownership of the Company by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding common shares of the Company, (ii) each of the Company's directors and (iii) all current directors and executive officers of the Company as a group. Except as otherwise indicated, all such persons have both sole voting and investment power over the shares shown as being beneficially owned by them.

        ------------------------------------------------------------
         Name and Address      Number of Shares     Percent of Class
                               Beneficially Owned
        ------------------------------------------------------------
         (1) Marc H. Bell           1,682,142       48.8%
        ------------------------------------------------------------
         (2) T. Shiraishi             862,500       25%
        ------------------------------------------------------------
         All directors and      (3) 1,812,474       50.7%
         officers as a group
         (11 persons)
        ------------------------------------------------------------

(1) The address for Marc H. Bell is c/o Bell Technology Group Ltd., 295 Lafayette Street, New York, New York 10012.

(2) The address for Mr. Shiraishi is c/o Harpoon Holdings, Ltd., 2 Handy Road, #11-09 Cathay Building, Singapore 229233.

(3) Includes 125,332 shares which certain executive officers have the right to acquire pursuant to stock options.

                         PROPOSED 1998 STOCK OPTION PLAN

      There is being submitted to the shareholders for approval at the 1998 Annual Meeting, the Bell Technology Group Ltd. 1998 Stock Option Plan (the "1998 Plan") an incentive and non-qualified stock option plan which authorizes the issuance of up to 1,200,000 shares of the Company's voting common shares. The 1998 Plan was approved by the Board of Directors at a meeting held on January 8, 1998 subject to shareholder approval. If the 1998 Plan is approved, the 1,200,000 common shares being authorized will be used to grant incentive options to employees and officers and non-qualified options to Non-Employee Directors and consultants of the Company.

      The Board of Directors believes that the Company and its shareholders have benefitted from the grant of stock options in the past and that similar benefits will result from the adoption of the 1998 Plan. It is believed that stock options play an important role in providing eligible employees with an incentive and inducement to contribute fully to the further growth and development of the Company and its subsidiaries because of the opportunity to acquire a proprietary interest in the Company on an attractive basis.

      Except as expressly provided in the Plan, all stock options granted under the 1998 Plan will be exercisable at such time or times and in such installments, if any, as the Company's Stock Option Committee or the Board of Directors may determine and expire no more than five years from the date of grant. The exercise price of the stock option will be the fair market value of the Company's common shares on the date of grant and must be paid in cash or in stock of the Company valued at its then fair market value. The exercise price of stock options granted to a holder of greater than 10% of the Company's common stock will be greater than or equal to the fair market value on the date of grant. The market value of the Company's shares at February 13, 1998 was $6.625. Options are non-transferable except by will or by the laws of descent and distribution, or as expressly authorized by the Stock Option Committee or the Board of Directors. Each option to be granted under the 1998 Plan will be evidenced by an agreement subject to the terms and conditions set forth above.

      Options granted under the 1998 Plan terminate three months after the optionee's relationship with the Company is terminated except if termination is by reason of death or disability. In such event the option terminates six months after the optionee's death or termination of employment by reason of disability.

      The Board of Directors has a limited right to modify or amend the 1998 Plan, which does not include the right to increase the number of shares which is available for the grant of options.

      During the term of the 1998 Plan, the Eligible Employees of the Company will receive, for no consideration prior to exercise, the opportunity to profit from any rise in the market value of the common stock. This will dilute the equity interest of the other shareholders of the Company. The grant and exercise of the options also may affect the Company's ability to obtain additional capital during the term of any options.

      The 1998 Plan will be administered by the Stock Option Committee appointed by the Board of Directors. The Stock Option Committee is comprised of Martin Fox, Marc Bell and, since February 19, 1998, Sid Paterson. The Board of Directors is recommending the adoption of the 1998 Plan. The description of the proposed 1998 Plan set forth above is qualified in its entirety by reference to the text of the 1998 Plan as set forth in Exhibit A.

                         FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the Federal income tax treatment of the stock options which may be granted under the 1998 Plan based upon the current provisions of the Internal Revenue Code.

      An option holder who exercises a non-qualified stock option will recognize taxable compensation at the date of exercise with respect to the difference between the fair market value of the option shares at exercise and the exercise price paid to purchase such shares. The Company is entitled to a corresponding deduction for such compensation. At which time the option stock is sold, the option holder will recognize either short-term or long-term capital gain income (depending upon the length of time such stock has been held) with respect to the excess of the option stock sale price over the exercise price paid to purchase such shares.

      An option holder who exercises an incentive stock option will not realize any regular taxable income. At the date of exercise, the option holder may, depending on his or her personal tax situation, be subject to Alternative Minimum tax ("AMT") because the difference between the fair market value of the shares at exercise and the exercise price represents an AMT preference item.

      The tax consequences of a disposition of option stock depend upon the length of time the stock has been held by the employee. If the employee holds the option stock for at least two years after the option is granted and one year after the exercise of the option, any gain realized on the sale is long-term capital gain. In order to receive long-term capital gain treatment, the employee must remain in the employ of the Company from the time the option is granted until three months before its exercise (twelve months in the event of termination due to the death or disability of the employee). The Company will not be entitled to a deduction in this instance.

      If the option stock is not held for the requisite holding period described above, a "disqualifying disposition" will occur. A disqualifying disposition results in the employee recognizing ordinary compensation income to the extent of the lesser of: (1) the fair market value of the option stock on the date of exercise less the option price ("the spread"), or (2) the amount realized on disposition of the option stock less the option price. The Company will not be entitled to a deduction at this time for such ordinary compensation income. The option holder's basis in such shares will be the fair market value on the date of exercise.

      The exercise of an option through the exchange of common shares already owned by the option holder generally will not result in any taxable gain or loss on the unrealized appreciation of the shares so used.

      If an option holder transfers previously owned non-incentive stock option stock to exercise a non-qualified option or an incentive stock option, this may be done in a manner that will not result in taxation up to the fair market value of the surrendered stock. This transaction is viewed as a tax-free exchange of stock in the same corporation up to an equal value of option stock. In this situation, there is no taxation to the option holder or to the Company on any appreciation in value of the previously held stock. However, if additional shares of option stock are received by the option holder, they are treated as taxable compensation for services includible in his or her gross income. The Company is entitled to a corresponding tax deduction for such compensation.

      If an employee transfers previously owned incentive stock option stock to exercise an incentive stock option, this may be done in a tax-free manner unless a disqualifying disposition of the previously owned incentive stock option shares transferred occurs. In the case of a disqualifying disposition of such previously owned incentive stock option shares, incentive stock option "pyramiding rules" apply whereby the post-acquisition gain in value of such shares is taxed to the employee as compensation. In addition, compensation is attributed to the employee to the extent of the spread at the acquisition date of such previous owned incentive stock option shares. The Company is entitled to a corresponding tax deduction for such compensation.

      For purposes of determining whether shares have been held for the long-term capital gain holding period, the holding period of shares received will generally include the holding period of shares surrendered only if the shares received have the same basis, in whole or in part, in the employee's hands as the shares surrendered.

      Whenever under the 1998 Plan shares are to be delivered upon exercise of a stock option, the Company shall be entitled to require as a condition of delivery that the option holder remit an amount sufficient to satisfy all Federal, state, and other governmental withholding tax requirements related thereto.

                        PROPOSAL TO CHANGE COMPANY'S NAME

      There is being submitted to the shareholders for approval at the 1998 Annual Meeting a proposal to amend the Certificate of Incorporation to change the Company's name to Bluestreak Communications Inc. or such other name as may be proposed at the Meeting. The proposed Amendment to the Certificate of Incorporation is attached hereto as Exhibit B.

      This change is necessitated by a threat by Bell Atlantic Corporation to commence litigation against the Company to stop it from using the name Bell in any part of its name. The Board of Directors of the Company believes that it is not worth the expense to engage in litigation with Bell Atlantic and therefore, is recommending adoption of this proposal.

                  PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK

      There is being submitted to the shareholders for approval at the 1998 Annual Meeting a proposal to amend the Certificate of Incorporation to increase the authorized common stock of the Company, par value $.01, from 10,000,000 to 20,000,000. The increase in capital stock will provide the Company's Board of Directors with the ability to use the Company's stock in corporate transactions without having to seek further shareholder approval. While the increase in authorized Common Stock will not change substantially the rights of holders of the Corporation's Common Stock, issuance of shares in future transactions may have a dilutive effect.

      The Board of Directors is recommending such increase

                              SELECTION OF AUDITORS

      The Company's financial statements for the past several fiscal years were examined by Arthur Andersen LLP, independent public accountants. On January 8, 1998, the Board of Directors voted to propose and recommend the selection of Arthur Andersen LLP as independent auditors to examine its financial statements for the fiscal year ending September 30, 1998.

      Representatives of Arthur Andersen LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. Marc Bell presently has a loan outstanding from the Company. As of February 15, 1998, the outstanding principal balance of such loan was $145,408. The loan is due in 2002, and bears interest at the rate of 8.75% per annum.

                                  OTHER MATTERS

      The Board of Directors does not know of any matters other than those described above to be presented to the meeting. If any other matters do come before the meeting, the persons named in the proxy will exercise their discretion in voting thereon.

                              SHAREHOLDER PROPOSALS

      Proposals by any shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Corporation for inclusion in proxy material relating to such meeting not later than September 5, 1998.

                                    EXPENSES

      All expenses in connection with solicitation of proxies will be borne by the Company. Officers and regular employees of the Company may solicit proxies by personal interview and telephone and telegraph. Brokerage houses, banks and other custodians, nominees and fiduciaries will be reimbursed for out-of-pocket and reasonable expenses incurred in forwarding proxies and proxy statements.

                                   UNDERTAKING

      The Company undertakes to provide without charge to each person solicited by this proxy statement a copy of the Company's annual report on Form 10-KSB including the financial statements and financial statement schedules required to be filed with the Securities and Exchange Commission for the Company's most recent fiscal year. The request made in writing shall be addressed to Marc H. Bell, Bell Technology Group Ltd., 295 Lafayette Street, 3rd Floor, New York, New York 10012.

                                        By Order of the Board of Directors,

                                                      Marc H. Bell
                                                 Chairman of the Board

                           BELL TECHNOLOGY GROUP LTD.

                                      PROXY

Annual Meeting of Shareholders - Monday, April 13, 1998.

            The undersigned shareholder of Bell Technology Group Ltd. (the "Company") hereby appoints Marc H. Bell the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated herein, all the common shares of the Company standing in the name of the undersigned at the close of business on February 20, 1998 at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company at 295 Lafayette Street, New York, New York 10012 at 11:00 a.m., local time, on Monday, April 13, 1998, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the proposals, as more fully described in the Proxy Statement for the meeting.

(Please fill in the reverse side and return promptly in the enclosed envelope.)

Please mark boxes o or |X| in blue or black ink.

1.    Election of Directors.

FOR all nominees  |_|

WITHHOLD authority only for those nominees whose name(s) I have written below |_|

WITHHOLD authority for ALL nominees  |_|

Nominees for Director are: Marc H. Bell, Robert B. Bell, Martin Fox, Dr. Richard Videbeck, Lord Anthony St. John of Bletso, Tsuyoshi Shiraishi and Sidney Paterson.

--------------------------------------------------------------------------------

2. Proposal to approve the Company's 1998 Stock Option Plan.

         For  |_|        Against  |_|        Abstain  |_|

--------------------------------------------------------------------------------

3. Proposal to approve the amendment to the Certificate of Incorporation to change the Company's name to Bluestreak Communications Inc., or such other name as may be proposed at the Meeting.

         For  |_|        Against  |_|        Abstain  |_|

--------------------------------------------------------------------------------

4. Proposal to approve the amendment to the Certificate of Incorporation to increase the company's authorized common stock to 20,000,000 shares, par value $.01.

         For  |_|        Against  |_|        Abstain  |_|

--------------------------------------------------------------------------------

5. Proposal to approve the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending September 30, 1998.

         For  |_|        Against  |_|        Abstain  |_|

--------------------------------------------------------------------------------

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED FOR THE ELECTION OF THE PROPOSED DIRECTORS AND FOR THE ABOVE PROPOSALS UNLESS OTHERWISE INDICATED.

                                   SIGNATURE(S) should be exactly
                                   as name or names appear on this
[Sign, Date and Return             proxy.  If stock is held jointly,
the Proxy Card Promptly            each holder should sign.  If
Using the Enclosed                 signing is by attorney, executor,
Envelope.]                         administrator, trustee or guardian,
                                   please give full title.

                             Dated                   , 1998
                                  -------------------


                             --------------------------------
                                       Signature

                             --------------------------------
                                       Print Name


                             --------------------------------
                                       Signature

                             -------------------------------
                                       Print Name

                                                                       Exhibit A

                           BELL TECHNOLOGY GROUP LTD.
                             1998 STOCK OPTION PLAN

            1. Purpose of Plan. This 1998 Stock Option Plan (the "Plan") is designed to assist Bell Technology Group Ltd. (the "Company") in retaining the services of key employees, other employees, Non-Employee Directors (as hereinafter defined) and such consultants as may be designated and to provide them with an incentive and inducement to contribute fully to the further growth and development of the business of the Company and its subsidiaries.

            2. Definitions. In addition to other definitions contained elsewhere in the Plan, as used in the Plan the following terms have the following meanings unless the context requires a different meaning:

      "Board" means the Board of Directors of the Company.

      "Code"means the Internal Revenue Code of 1986, as the same may from time to time be amended.

      "Committee" means the committee referred to in Section 4 hereof.

      "Common Stock" means the Common Stock of the Company, par value $.0l per share.

      "Designated Beneficiary" means the person designated by an optionee to be entitled on his death to any remaining rights arising out of an option, such designation to be made in accordance with such regulations as the Committee or Board may establish.

      "Fair market value" shall be the mean between dealer closing "bid" and 'ask" prices on the over-the-counter market on the last day on which the Company's shares of Common stock were traded immediately preceding the date an option is granted pursuant to the Plan, as reported by the National Association of Security Dealers Automated Quotation System ("NASDAQ"), or NASDAQ's Successor, or if not reported on NASDAQ, the fair market value of such Common Stock as determined by the Committee or the Board in good faith and based on all relevant factors.

      "Non-Employee Directors" means Non-Employee Director as defined in Rule 16b-3(b)(3), or any successor provision promulgated under the Securities Exchange Act of 1934.

      "Stock Options" means any stock options granted to an optionee under the Plan.

      "Stock Option Agreement" means a stock option agreement entered into pursuant to the Plan.

            3. Stock Options: Stock Subject to Plan. The stock to be issued upon exercise of Stock Options granted under the Plan shall consist of authorized but unissued shares, or of treasury shares, of Common stock, as determined from time to time-by the Board. The maximum number of shares for which Stock Options may be granted under the Plan is 1,200,000 shares, subject to adjustment as provided in Section 7 of the Plan. If any Stock Option granted under the Plan should expire or terminate for any reason whatsoever without having been exercised in full, the unpurchased shares shall become available for new options.

            4. Administration.

            (a) The Plan shall be administered by a Stock Option Committee or, if such Committee is not appointed, then it shall be administered by the Board. Options may be granted by the Board or the Committee. For purposes of the Plan, the Board or its appointed Committee shall be referred to as the "Committee." The Committee, if any, shall be appointed by the Board and shall consist of not less than two members. The Board shall establish the number of members to serve on the Committee, shall fill all vacancies or create new openings on the Committee, and may remove any member of the Committee at any time with or without cause. The Committee shall select its own chairman and shall adopt, alter or repeal such rules and procedures as it may deem proper and shall hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and of actions taken by it without a meeting. A majority of the Committee present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee without a meeting, shall be the acts of the Committee.

            (b) Unless otherwise determined by the Board, the Committee shall have full and final authority in its discretion, but subject to the express provisions of the Plan, to:

                  (i) prescribe, amend and rescind rules and regulations relating to the Plan;

                  (ii) interpret the Plan and the respective Stock Options; and

                  (iii) make all other determinations necessary or advisable for administering the Plan. All determinations and interpretations by the Committee or the Board shall be binding and conclusive upon all parties. No member of the Committee or the Board shall be liable for any action or determination made in good faith in respect of the Plan or any Stock Option granted under it.

            (c) The provisions of this Section 4 shall survive any termination of the Plan.

            5. Non- Employee Directors Options to be Granted. So long as shares are available under this Plan, stock options may be granted to Non-Employee Directors as follows:

            (a) Options shall be granted each year to each of the Non-Employee directors to purchase shares of Common Stock on the first day of the Company's fiscal year, or on the first day of his/her term as director, at a purchase price equal to the fair market value on the date of grant.

            (b) Stock Options granted to Non-Employee Directors shall be exercisable in full twelve months after the date of grant.

            (c) In the event a Non-Employee Director ceases to serve as a member of the Board of Directors of the Company any time for any reason, his Stock Option and all rights thereunder shall be exercisable by him at any time within three months thereafter, but in no event later than the termination date of his Stock Option. If a Non-Employee Director shall die while serving as a director of the Company, his Stock Options may be exercised by his designated beneficiary or beneficiaries (or, a person who has been effectively designated, by his executor, administrator or the person to whom his rights under his Stock Option shall pass by his will or by the laws of descent and distribution) at any time within one year after the date of his death, but not later than the termination date of his Stock Option.

            (d) Nothing in the Plan or in any Stock Option granted pursuant hereto shall confer on any Non-Employee Director any right to continue as a director of the Company.

            6. Terms and Exercise of Stock Option.

            (a) Unless otherwise determined by the Committee each Stock Option shall terminate no later than ten years (or such shorter term as may be fixed by the Committee) after the date on which it shall have been granted. The date of termination pursuant to this paragraph is referred to hereinafter as the "termination date" of the option.

            (b) Except as provided in Section 5, unless otherwise determined by the Committee, Stock Options shall be exercisable with respect to one-fifth of the shares subject to the Stock Option on the first anniversary of the date of grant and an additional one-fifth on each of the succeeding four anniversaries of the date of grant. Any shares which may be purchased on any such date or other period which are not purchased on such date or other period may be purchased at any time or from time to time during any subsequent time period during the term of the Stock Option.

            (c) A Stock Option shall be exercised by written notice to the Secretary or Treasurer of the Company at its then principal office. The notice shall specify the number of shares as to which the Stock Option is being exercised and shall be accompanied by payment in full of the purchase price for such shares; provided, however , that an optionee at his or her discretion may, in lieu of cash payment, to the Company, deliver Common Stock already owed by him or her, valued at fair market value on the date of delivery, as payment for the exercise of any Stock Option or (ii) request that the Company withhold, from the number at shares of Common stock that may otherwise be obtained upon the exercise of the Stock Option, that number of shares having an aggregate fair market value equal to the Stock Option exercise price. In the event a Stock Option is being exercised, in whole or in part pursuant to Section 6(c) hereof by any person other than the optionee, a notice of election shall be accompanied by proof satisfactory to the Company of the rights of such person to exercise said Stock Option. An optionee shall not, by virtue of the granting of a Stock Option, be entitled to any rights of a shareholder in the Company and such optionee shall not be considered a record holder of shares purchased by him or her until the date on which he or she shall actually be recorded as the holder of such shares upon the stock records of the Company. The Company shall not be required to issue any fractional shares upon exercise of any Stock Option and shall not be required to pay to the person exercising the Stock Option the cash equivalent of any fractional share interest unless so determined by the Committee.

            (d) In the event an optionee elects to deliver Common Stock already owned by such optionee or to request that Common Stock be withheld in accordance with subsection (c) above, upon exercise of a Stock Option granted hereunder, the Company shall be entitled to require as a condition thereto that the optionee remit an amount which the Company deems sufficient to satisfy all Federal, state and other governmental withholding tax requirements related thereto. The Company shall have the right, in lieu of or in addition to the foregoing to withhold such sums from compensation otherwise due to the optionee.

            7. Other Stock Option Conditions.

            (a) Except as expressly permitted by the Board, no Stock Option shall be transferred by the optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionee the Stock Option shall be exercisable only by such optionee, by his or her legal representative or by a transferee permitted under the terms of the grant of the Stock Option.

            (b) Except as provided in Section 5, unless otherwise determined by the Committee, in the event of the termination of an optionee's employment by the Company at any time for any reason (excluding disability or death), his or her option and all rights thereunder shall be exercisable by the optionee at any time within three months thereafter but in no event later than the termination date of his or her Stock Option. Notwithstanding the foregoing, unless otherwise determined by the Committee, in the event an optionee is permanently and totally disabled (within the meaning of section 105(d)(4), or any successor section, of the Code), his or her Stock Option and all rights thereunder shall be exercisable by the optionee (or his or her legal representative) at any time within six (6) months of termination of employment - but in no event later than the termination date of his Stock Option.

            (c) Except as provided in Section 5, unless otherwise determined by the Committee, if an optionee shall die while in the employ of the Company, his or her Stock Option may be exercised by his or her designated beneficiary or beneficiaries (or if none have been effectively designated, by his or her executor, administrator or the person to whom his or her rights under his or her Stock Option shall pass by will or by the laws of descent arid distribution) at any time within six (6) months after the date of death, but not later than the termination date of his or her Stock Option.

            (d) Each Stock Option granted pursuant to the Plan shall be evidenced by a written Stock Option Agreement duly executed by the Company and the optionee, in such form and containing such provisions as the Committee may from time to time authorize or approve.

            8. Provisions. The Stock Option Agreements shall contain such provisions as the Committee shall determine to be appropriate for the adjustment of the kind and number of shares subject to each outstanding Stock Option, or the Stock Option prices, or both, in the event of any changes in the outstanding Common Stock of the Company by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations or exchanges of shares, or the like. In the event of any such change or changes in the outstanding Common Stock, and as often as the same shall occur, the kind and aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be binding and conclusive.

            9. Amendment and Termination.

            (a) Unless the Plan shall have been otherwise terminated as provided herein, it shall terminate on, and no option shall be granted thereunder, after September 1, 2008. The Board may at any time prior to that date alter, suspend or terminate the Plan as it may deem advisable, except that it may not without further shareholder approval (i) increase the maximum number of shares subject to the Plan (except for changes pursuant to Section 7); (ii) permit the grant of options to anyone other than the key employees, other employees, Non-Employee Directors and consultants; (iii) change the manner of determining the minimum stock exercise prices (except for changes pursuant to Section 7); or (iv) extend the period during which Stock Options may be granted or exercised. Except as otherwise hereinafter provided, no alteration, suspension or termination of the Plan may, without the consent of the optionee to whom any Stock Option shall have theretofore been granted (or the person or persons entitled to exercise such Stock Option under Section 6(c) of the Plan), terminate such optionee's Stock Option or adversely affect such optionee's rights thereunder.

            (b) Anything herein to the contrary notwithstanding, in the event that the Board shall at any time declare it advisable to do so in connection with any proposed sale or conveyance of all or substantially all of the property and assets of the Company or of any proposed consolidation or merger of the Company (unless the Company shall be the surviving corporation in such merger), the

Company may give written notice to the holder of any Stock Option that his or her Stock Option may be exercised only within thirty (30) days after the date of such notice but not thereafter, and all rights under said Stock Option which shall not have been so exercised shall terminate at the expiration of such thirty (30) days, provided that the proposed sale, conveyance, consolidation or merger to which such notice shall relate shall be consummated within six (6) months after the date of such notice. If such proposed sale, conveyance, consolidation or merger shall not be consummated within said time period, no unexercised rights under any Stock Option shall be affected by such notice except that such Stock Option may, not be exercised between the date of expiration of such thirty (30) days and the date of the expiration of such six month period.

            10. Indemnification. Any member of the Committee or the Board who is made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person is or was a member of the Committee or the Board insofar as it relates to the Plan shall be indemnified by the Company, and the Company may advance such person's related expenses, to the full extent permitted by law and/or the Certificate of Incorporation of the Company.

            11. Effective Date of the Plan; Termination of the Plan and Stock Options. The Plan shall become effective on the date of adoption by the Board, provided, however, that the Plan shall be subject to approval by the affirmative vote of the holders of the majority of Common Stock of the Company on or before December 31, 1998.

            12. Expenses. Except as otherwise provided herein for the payment of Federal, State and other governmental taxes, the Company shall pay all fees and expenses incurred in connection with the Plan and the issuance of the stock hereunder.

            13. Government Regulations, Registrations and Listing of Stock.

            (a) The Plan, and the grant and exercise of Stock Options thereunder, and the Company's obligation to sell and deliver stock under such Stock Options shall be subject to all applicable Federal and State laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of the Company, be necessary or appropriate.

            (b) The Company may in its discretion require whether or not a registration statement under the Securities Act of 1933 and the applicable rules and regulations thereunder (collectively the "Act") is then in effect with respect to shares issuable upon exercise of any stock option or the offer and sale of such shares is exempt from the registration provisions of such Act, that as a condition precedent to the exercise of any Stock Option the person exercising the Stock Option give to the Company a written representation and undertaking satisfactory in form and substance to the Company that such person is acquiring the shares for his or her own account for investment and not with a view to the distribution or resale thereof and otherwise establish to the company's satisfaction that the offer or sale of the shares issuable upon exercise of the Stock Option will not constitute or result in any breach or violation of the Act or any similar act or statute or law or regulation in the event that a Registration statement under the Act is not then effective with respect to the Common Shares issued upon the exercise of such stock option; the company may place upon any stock certificate appropriate legends referring to the restrictions on disposition under the Act

            (c) In the event the class of shares issuable upon the exercise of any Stock Option is listed on any national securities exchange or NASDAQ, the Company shall not be required to issue or achieve any certificate for shares upon the exercise of any Stock Option, or to the listing of the shares so issuable on such national securities exchange or NASDAQ and prior to the registration of the same under the Securities Exchange Act of 1934 or any similar act or statute.

                                                                       Exhibit B

                            CERTIFICATE OF AMENDMENT
                                       of
                          CERTIFICATE OF INCORPORATION
                                       of
                           BELL TECHNOLOGY GROUP LTD.

            Under Section 242 of the Delaware General Corporation Law

   BELL TECHNOLOGY GROUP LTD., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

1.    The name of the Corporation is Bell Technology Group Ltd.

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware, Division of Corporations on September 29, 1995.

3. The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to change the name of the Corporation and increase the number of shares authorized common stock of the corporation.

4. To accomplish the foregoing amendment, Article FIRST of the Certificate of Incorporation of the Corporation, relating to the name of the Corporation, is hereby amended to read as follows:

      "FIRST: The name of the Corporation is Bluestreak Communications Inc.

5.    Article FOURTH is hereby amended to read as follows:

      "FOURTH: The Corporation shall have the authority to issue twenty million (20,000,000) shares of Common Stock having a par value of $.01 per share. The Corporation shall also have the authority to issue five hundred thousand (500,000) shares of Preferred Stock having a par value of $.01 per share (the "Preferred Shares"). The Board of Directors of the Corporation (the "Board") shall have the right to authorize, by resolution of the Board adopted in accordance with the By-laws of the Corporation, the issuance of the Preferred Shares and, in connection therewith, to (a) cause such shares to be issued in series; (b) fix the annual rate of dividends payable with respect to the Preferred shares or series thereof;
      (c) fix the amount payable upon redemption of the Preferred shares; (d) fix the amount payable upon liquidation or dissolution of the Company; (e) fix provisions as to voting rights, if any; and (e) fix such other rights, powers and preferences as the Board shall determine."

6. The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by a vote of Board of Directors of the Corporation, followed by a vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote on said amendment of the Certificate of Incorporation.

      IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.

April 16, 1998


                                    By: /s/ Marc H. Bell
                                        ------------------------
                                        Marc H. Bell President

Attest:


By: /s/ Paul Asher
    -----------------------
    Paul Asher, Secretary

                                                                       Exhibit C

================================================================================


                          BELL TECHNOLOGY GROUP LTD.


                                 ANNUAL REPORT

                                     1997


                                       *
                                     *   *
                                       *


================================================================================

To Our Shareholders

                          BELL TECHNOLOGY GROUP LTD.

      1997 was a year of dramatic expansion for Bell Technology Group Ltd. In our continued effort to build our Company into one of the largest and most sophisticated Internet service providers (ISP) in New York, Bell Technology Group dedicated its resources to growing our franchise, expanding infrastructure, increasing sales and marketing teams and significantly broadening both our customer base and portfolio of services. We are confident that the groundwork laid during 1997 will facilitate unprecedented growth throughout 1998, which promises to be a landmark year for Bell Technology Group.

      During 1997, we increased our staff to more than 100, which includes tripling our sales and marketing staff from eight to 25 professionals. By strengthening management and sales teams we have been able to extend our services to a larger pool of businesses in need of an end-to-end Internet solution. This helped increase our blue chip customer base, which grew over 362% to more than 450 subscribers. By expanding our facilities, including doubling the size of our Network Operations Center and integrating cutting-edge technologies into our core Internet services, we continued to maintain solid client relationships while establishing new ones.

      In the coming year we intend to expand customer service capabilities while increasing our influence in the ISP industry, both in the U.S. and overseas. We plan to open a London-based bureau to benefit our Fortune 1000 clients with European offices. The appointment of Lord St. John of Bletso to the Board of Directors in November 1997 will help heighten our presence in Europe. Lord St. John is a prominent member of the House of Parliament of the United Kingdom.

Year End Results

      Revenue growth was driven by strong demand for Bell Technology Group's wide range of services, particularly high-speed Internet access that is unmatched by the major independent networks. The Company's multiple high bandwidth connections to three independent sources (MCI, Sprint and UUnet) ensure that if one connection fails, transfer to an alternate is virtually instantaneous and seamless -- an invaluable resource for our customers' businesses that rely heavily on the Internet to achieve their overall business goals.

            For the year ending September 30, 1997, revenues increased 68 percent to $17.4 million compared to $10.3 million for 1996. The net loss for the year of $3.1 million resulted in a net loss per share of $1.01 compared to a loss of $1.9 million or $0.72 per share in 1996.

Expanded Infrastructure

      Early in 1997, the Company completed construction of its state-of-the-art Network Operations Center (NOC). This facility enables the Company to offer its New York-based corporate customers unmatched technical support and monitoring services 24 hours a day, 7 days a week. Additionally, the Company has doubled the size of its operations facility to better accommodate the growing demand for Bell Technology Group's web hosting and co-location services. As the Company currently utilizes only 25 percent of its available bandwidth, it is actively pursuing considerable corporate client growth.

Rapidly Growing Blue Chip Customer Base

      Our commitment to providing our customers with the most comprehensive, reliable and cost effective solutions continues to drive our growth. To date, Bell Technology Group offers high-speed Internet connections, web site hosting and co-location, programming and integration to more than 450 business clients including CNBC/Dow Jones Business Video, Nomura Securities, Penthouse Magazine and even one of New York's most popular radio stations, Z100. Additionally, the Company provides training and development to corporate and academic clients at its state of-the-art computer and Internet training center utilized by clients including Ralph Lauren, Inc., Netscape and American Express.

Broadened Management

      Throughout 1997, Bell Technology Group aggressively expanded its management team and sales and marketing staff. Richard Topolewski, formerly of MFS/WorldCom and MCI Telecommunications, joined the Company as Director of Internet Sales. Richard oversees our rapidly growing sales team and leads our efforts to design and market a full-range of Internet services to clients' specifications. Tim Faherty, formerly of Solbright, was appointed Director of Operations. Tim researches, implements and monitors new technologies that help our clients to attain their Internet-based business goals. Richard and Tim have helped accelerate the Company's ambitious growth plan and establish a reputation for excellent client service.

      In 1998 we see increased opportunity and expansion. Building on our current growth strategy and infrastructure will help us to achieve great success. Bell Technology Group expects to position itself as a major player in the rapidly changing ISP industry.

Thank you for your continued support.

Sincerely,

Marc H. Bell
President & CEO
Bell Technology Group Ltd.

      The foregoing contains forward-looking statements. Actual results and outcomes may differ materially from any such forward-looking statements and, in general, are difficult to forecast.

Description of the Bell Technology Group Business

            Bell Technology Group Ltd. (the "Company"), is a diversified computer products and service company which focuses its operation on providing sophisticated computer/Internet business solutions to larger companies which are engaged primarily in the graphics arts, advertising, publishing, entertainment and financial industries. The Company advises clients on the various computer solutions available, provides, install and service such solutions and then assists the client in properly utilizing the benefits to be gained from using the World Wide Web also known as the Internet. The Company has authorizations to sell and service equipment from hardware manufacturers such as Silicon Graphics, Inc., Sun Microsystems, Inc. and Cisco Systems, Inc. and software manufacturers such as Microsoft Corporation, Netscape Corporation, Alias/Wavefront Inc., SoftImage and Checkpoint Software Corp. As a result of its growing experience in the use of the Internet in commercial applications, the Company has done substantial work in the areas of video/audio streaming, security in credit card transactions, and the creation of "shopping carts" for catalog sales companies.

            The Company operates through two principal "Operating Segments" consisting of:

            a) a Computer Product Sales & Services Division engaged in the sale of computer hardware, software, networking (LAN and WAN), computer hardware and software repairs and maintenance and other product and service sales;

            b) an Internet and Media Development Division engaged in the businesses of Web Hosting, co-location of Web servers, leased line access, design page design, web hosting, training, CD ROM design and preparation development, 3-D and motion capture animation, consulting and sales of related products and services.

Internet Operations and Media Development

            The Internet services industry is comprised of many large, mid-sized, and small companies engaged in activities such as Internet access, World Wide Web site design, Internet software development and related consulting services. The Internet is a worldwide network of public and private computer networks that link individuals, commercial organizations, government agencies and educational institutions by means of a common communication protocol. Recent technological advances, including improvement in network technology and the development of easy-to-use graphical user interfaces, combined with cultural and business changes, have led to the Internet being integrated into the activities of individuals and the operations and strategies of commercial organizations. However, direct access to the Internet can be prohibitively expensive for many smaller organizations acting without the assistance of an Internet Access Provider, such as the Company.

            During the past fiscal year, the Company has spent over $2 million expanding and improving its state-of-the-art network operations center at its new 33,000 square foot facility in New York City's Silicon Alley. The Network Operations Center (which the Company is presently in the process of expanding) offers customers the ultimate in network connectivity. Connected to three Tier I Internet carriers via redundant fiber optics, and providing connectivity to leased line clients via an OC-12 on Bell Atlantic's SONET ring, the Company is poised to service the most demanding companies in New York City. Additionally, the network operations center offers secure on-premises co-location services for those clients focused on Internet publishing on the World Wide Web.

            With its staff of Internet engineers and systems administrators, the Company offers multiple platforms for World Wide Web hosting and development, and is continually working on new and unique approaches to the use of the Internet for business solutions. The Network Operations Center provides sophisticated Internet connectivity available for direct, high-speed Internet connections and World Wide Web hosting and co-location facilities. The Company assists its clients with web development and hosts their web sites by providing the appropriate hardware, network and maintenance services. The Company firmly believes that facilities-based Internet services are the future of the industry. Major corporations, which have web hosting and/or co-location services, include MSNBC Desktop Video and General Media International.

            Among the services and products that are offered to its clients is video streaming - a process whereby a user can view video transmissions while downloading the video file. This allows operations like MSNBC Desktop Video to distribute live video feeds to its customers. The Company is also working with a major international magazine publisher to stream multiple channels of video, each carrying its own content, to the Internet-using public. In effect, this enables the magazine publisher to produce its own "cable-like TV experience" without regard to geographic boundaries.

            Basic Internet Access: The Company provides dedicated Internet access to corporations and other commercial entities. The Company offers a variety of commercial connection bandwidth options, including: 56 Kbps, 128 Kbps, T-1, and T-3, and the hardware necessary for basic Internet access, including routers and CSU/DSUs. The bandwidth or capacity of a physical network to carry traffic, of a dedicated digital line is far greater than that possible through use of a conventional modem. Greater bandwidth allows faster connection and downloading capabilities for subscribers. Businesses with medium to large LANs and WANs often require the bandwidth offered by dedicated digital lines.

            The Company provides a configuration service for LAN-based computers by installing and configuring Internet-related software. Such applications include (i) File Transfer Protocol ("FTP"), an application which allows an Internet user to retrieve entire files and documents from remote databases and networks, and (ii) telnet, a utility which allows users to logon to remote systems easily.

      Training

            The Company provides training services for the more sophisticated computer software programs that it sells and maintains several fully equipped classrooms at its headquarters facility that can accommodate groups of up to
150. In addition it provides training at the client's site on a national basis. In September 1996, the Company began an aggressive program to market its in-house training facilities nd intends to expand this operation into a significant source of revenue.

            The Company is the training center for Alias/Wavefront, 3D Studio Max, SoftImage Toons, Discreet Logic and other high-end programs used in the graphic arts/advertising/publishing industries. These programs are used for broadcast and film animation, 3-D modeling, and rendering. The Company is also an authorized training provider for Macromedia Authorware/ Director, QuarkXpress and various office productivity and networking applications. Training is provided on a wide range of platforms and operating systems, including PC, Unix and MacOs.

      Interactive Development

            The Company's graphic arts capabilities include creating and assembling World Wide Web sites, interactive applications such as computer based training and promotional sales material. The Company works with content providers such as marketing firms to provide the technical and design aspects of a project for large-scale multimedia projects including sites to be used on the Internet.

            The Company's main areas of digital design development include animation, interactive and web production. The animation capability extends to working in Alias and SoftImage (the two animation packages with the greatest market share) and to render work on a state-of the-art render farm from Silicon Graphics. The Silicon Graphics render farm is made available to major national broadcast companies which rent time on the farm when the Company is not using it. The Company's Authorware division is responsible for creating computer-based training and computer-based sales tools for major corporations. Most recently, the Company has leveraged its Internet knowledge and instructional design expertise to develop interactive training applications with rich multi-media content for delivery over corporate Intranets. The Company recently completed an intranet based interactive training program utilizing Macromedia Shockwave technology for an international pharmaceutical company.

            The Company provides consulting and project management services for companies making the transition from print to electronic to Internet presentations and is currently doing a project for the largest and oldest industrial directory of products and services in the world.

      Computer Product Sales and Services

            The Company has been shifting its emphasis from the sale of low margin products with intense price competition to higher-end, higher margin hardware products such as Silicon Graphics, Integraph, Sun Microsystems, Cisco, Digital Equipment, and software products such as SoftImage, Alias/Wavefront and Avid which require a higher level of sales effort and after-market support such as training.

            The Company services the products which it sells by providing warranty repair services and contract support of system software and hardware and product training.

            The market for Internet access services is extremely competitive. There are no substantial barriers to entry in this industry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends upon a number of factors including the pricing policies of its competitors and suppliers; the timing of introductions of new products and services by the Company and its competitors; and the Company's ability to maintain or exceed industry service standards. The Company expects that, because of the specialized nature of the Internet services business, it may initially enjoy a competitive advantage because of its existing knowledge of the advertising and publishing industries.

      Market for Registrants the Company's Common Equity and Related Stockholder Matters.

            The Company's Common Stock is traded on the NASDAQ SmallCap Market System. The following table indicates high and low sales quotations for the periods indicated based upon information supplied by NASDAQ, Inc. since the Company's initial public offering in January, 1996. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

            1996                         Low                        High
            ----                         ---                        ----

        Second quarter                  $7.750                    $10.500
        Third quarter                    8.625                     10.000
        Fourth quarter                   7.500                      9.500

            1997                         Low                        High
            ----                         ---                        ----

        First quarter                   $8.875                    $ 9.875
        Second quarter                   9.625                     13.750
        Third quarter                    9.875                     13.875
        Fourth quarter                   5.563                     11.375

            There were no dividends or other distributions made by the Company during the fiscal year ended September 30, 1997. Future dividend policy will be determined by the Board of Directors based on the Company's earnings, financial condition, capital requirements and other then existing conditions. It is anticipated that cash dividends will not be paid to the holders of the Company's Common Stock in the foreseeable future.

      Management's Discussion and Analysis of Financial Condition and Results of Operations.

       Twelve Months Ended September 30, 1997 Compared With Twelve Months
                            Ended September 30, 1996

            The financial statements contain results of operations for the twelve-month periods ended September 30, 1997 and September 30, 1996. These results indicate an overall and rapid expansion of the Company's business.

            Total revenues increased from approximately $10,374,000 in fiscal 1996 to approximately $17,400,000 in fiscal 1997. This represents an increase of 67.9%. Revenues from the Computer Products Sales and Service segment of the business increased from approximately $9,754,000 in fiscal 1996 to approximately $14,986,000 for an increase of 53.6% over the prior fiscal year.

            Revenues from the Internet & Media Development segment of the business increased from approximately $641,000 in fiscal 1996 to approximately $2,414,000 for an increase of 276.6 % over the prior fiscal year.

            The Company anticipates that the growth, if any, in revenues from Computer Product Sales and Services will be at a much lower rate in the coming fiscal year, and that a greater percentage of revenues will result from Internet & Media Development operations. The Company has begun to cut back on the computer hardware that it offers for sale and is concentrating more on specialized software and "high-end" hardware such as Sun Microsystems, Silicon Graphics, Intergraph, and the like. In the fourth quarter, revenues from computer hardware sales declined from an average over the first three-quarters of the fiscal year of $3,800,000 to $2,800,000. The Company believes that while this change in direction may produce a lower rate of growth in product sales, it will generate higher profit margins at a reduced administrative cost. On the other hand, the Company is aggressively marketing its Internet related and training operations by increasing its sales staff and marketing efforts for Internet products and services.

            Cost of Revenues for the fiscal year ended September 30, 1997 was at 80% as compared to 82% for the fiscal year ended September 30, 1996. The Company expects this trend to continue as it moves away from lower margin hardware sales and services and further into its Internet and Media Development operations.

            Selling, General and Administrative costs for the fiscal year ended September 30, 1997 was approximately $6,036,000 or 34.7% of sales as compared to $3,187,000 or 30.7% of sales for the fiscal year ended September 30, 1996. The increase in Selling, General and Administrative costs contributed heavily to the Company's loss for the fiscal year.

            For the year ended September 30, 1997, total salary expense increased approximately $945,000 over the prior fiscal year due in a large part to the increase in personnel costs for Internet and Media Development sales, marketing and training necessitated by the growth in such operations. A significant portion of the increase in personnel costs (approximately $300,000) was due to the addition of accounting and administrative personnel needed to deal with the increase in the volume of transactions and the changeover to a new computerized accounting system.

            There was an increase of approximately $265,000 in fiscal 1997 for rent as a result of the Company's relocation to its present headquarters. However, this figure includes an accounting adjustment of approximately $145,000 in excess of its actual rental payments due to the fact that the Company was able to negotiate a lease with reduced (below market) payments of rent in the initial years of the lease. In addition, the Company wrote off $31,000 upon the abandonment of its prior facilities during the fiscal year.

            During the fourth quarter of 1997, the Company incurred a net loss of approximately $1.5 million as compared to a net loss of approximately $1.5 million in the nine months ended June 30, 1997. The Company established an additional reserve of $360,000 for Returned Merchandise Allowances to properly reflect the value of its receivables from vendors of merchandise to the Company. The Company considers this event to be non-recurring and future write-offs to be significantly lower. The Company also increased its allowance for doubtful accounts by $50,000.

            The Company has a substantial capital investment in computers and equipment that is being depreciated over a five-year term. This resulted in depreciation and amortization deductions for the current fiscal year of approximately $675,000, of which approximately $203,000 is reflected in cost of goods sold.

            As a result of the above, the Company reported a net loss for fiscal 1997 of $3,115,433 or $1.01 per share as opposed to a net loss of $1,893,480 or $0.72 per share for fiscal 1996.

      Segment Results

            The Company's activities presently fall into two main segments. One segment consists of computer product sales, service, network installation and maintenance. The second segment consists of all Internet related activities, including web design, web hosting and interactive CD ROM design and preparation. The following table details segment information:

Fiscal year ended September 30, 1997

                                Computer         Internet and
                                Products &       Media
                                Service Sales    Development      Consolidated

Sales to unaffiliated
customers                       $14,986,417      $2,413,538       $17,399,955

Operating Loss                      378,647          84,632         3,010,234*

Identifiable assets               5,781,580       2,105,207        11,024,988**

Fiscal year ended September 30, 1996

                                Computer         Internet and
                                Products &       Media
                                Service Sales    Development      Consolidated

Sales to unaffiliated
customers                       $ 9,732,322      $  641,342       $10,373,664

Operating Loss                      267,482         359,751         1,688,721*

Identifiable assets               3,442,760       1,132,253         7,809,782**

* Includes $2,546,955 for the fiscal year ended September 30, 1997 and $1,061,488 for fiscal year ended September 30, 1996 of unallocated corporate overhead including executive salaries of $616,034 for fiscal year ended September 30, 1997 and $389,000 for fiscal year ended September 30, 1996 and overhead including rent, payroll charges for administrative staff including accounting, human resources, MIS and other support personnel and professional fees.

** Including corporate assets not allocable to a particular segment of $3,138,201 and $3,234,769 for the fiscal years ended September 30, 1997 and 1996, respectively.

      Liquidity and Capital Resources

            At September 30, 1997, the Company had working capital of $1,980,718, as compared to working capital of $3,468,482 at September 30, 1996. Working capital decreased based upon the loss from operations of $3,115,433 offset by deductions for depreciation and amortization of $686,250, a $145,000 non-cash deduction resulting from the straight-lining of rent deduction and increased as a result of the private placement of the Company's common stock in September 1997 which raised $2,200,000 of cash during the fiscal year ended September 30, 1997.

            Cash and cash equivalents increased by approximately $59,000 from September 30, 1996. The increase in cash and cash equivalents is due to the net proceeds received from a private placement of the Company's common stock of $1,600,000, less current operating losses and capital expenditures. However, $600,000 of the $2,200,000 private placement is included in other current assets and is not included in cash and cash equivalents.

            The Company's relocation to its present business headquarters resulted in significant capital expenditures during the current fiscal year. Expenditures included those to create the Company's network operations center and the construction and outfitting of training facilities. The Company also acquired equipment for use in its training operations, and the purchase of servers, routers, cabinets, monitors and other equipment necessary to create and expand the equipment used in its Internet operations. The Company anticipates additional expenditures in fiscal 1998 to further improve its Internet operations by purchasing additional equipment and line capacity, servers, network computers and high-speed telecommunications lines.

            In the opinion of management, the Company will be able to finance its business as currently conducted from its current working capital, and open-end equipment lease commitment from Cisco Systems, Inc. of $1,000,000 received in December 1997. In addition, the Company has a $3,000,000 credit facility with NationsCredit discussed in note 3 to the financial statements. Borrowings under the NationsCredit credit facility and security interests are limited to inventory held primarily for sale to customers and the availability of current accounts receivable of the Company's hardware sales subsidiary. The Company is presently discussing an increase in its credit facility with NationsCredit based upon a pledge of inventory and receivables held by its other subsidiary corporations. However, in order to continue with its expansion program, the Company will be required to raise additional debt or equity capital of several million dollars. The Company is seeking other financing alternatives to finance its expansion. However, there is no assurance that the Company will be able to raise such additional cash.

            The foregoing contains certain forward-looking statements. Due to the fact that the Company faces intense competition in a business characterized by rapidly changing technology and high capital requirements, actual results and outcomes may differ materially from any such forward looking statements and, in general are difficult to forecast.

      Management

      As of December 1, 1997, the Company's directors and executive officers were as follows:

                          Position With the Company                 Held Office
Name and Age              and Principal Occupation                  Since
------------              ------------------------                  -----

Marc H. Bell, 30          Chairman (Chief Executive                 1989
                          Officer) and Director

Robert B. Bell, 58        Executive Vice President,                 1994
                          Chief Financial Officer, Director

Tsuyoshi Shiraishi, 53    Director                                  1995

Martin Fox, 61            Director                                  1995

Dr. Richard Videbeck, 74  Director                                  1995

Anthony St. John, 40      Director                                  1997

Marc Jaffe, 30            Vice-President                            1997

Will Jahnke, 43           Vice-President                            1997

Alan Levy, 35             Treasurer, Chief Accounting Officer       1997

Scott Safran, 41          Vice-President                            1997

      Marc H. Bell is the President, Chief Executive Officer, and a Director of the Company since its inception in 1989.

      Robert B. Bell has served as Executive Vice President and Chief Financial Officer and Director of the Company and its corporate predecessor since 1994. Prior to joining the Company, Mr. Bell was a practicing attorney in New York City for more than 5 years. Robert Bell is the father of Marc Bell.

      Tsuyoshi Shiraishi has been the Chairman of Century World PTE Ltd., an investment consulting firm, and the Managing Director of Harpoon Holdings Ltd. since 1992. Mr. Shiraishi is a Japanese citizen and a resident of Singapore.

      Martin Fox has been, for more than five years, the President and a director of Initio, Inc., a publicly owned mail order retailer of consumer products.

      Richard Videbeck has been an independent consultant in consumer risk analysis, particularly for retailers and banks. Prior to that time, Dr. Videbeck was the Dean of the Doctor of Arts Program of the Graduate College of the University of Illinois at Chicago.

      Anthony St. John, Lord St. John of Bletso is a member of the House of Lords of the Parliament of the United Kingdom. He also serves as a consultant to Merrill Lynch and is a Registered Representative of the London Stock Exchange.

      William T. Jahnke has been a Vice President of the Company since March 1997 and the Director of Corporate Sales of the Company since August 1995. Prior to joining the Company, Mr. Jahnke was president and chief operating officer of Vernon Computer Rentals and Leasing from February 1989 to December 1994, where he pioneered and implemented a nationwide asset management program for Apple which is used by several thousand U.S. sales representatives. Mr. Jahnke received a B.S. Degree in Computer Science from Seneca College in 1975.

      Marc Jaffe a Vice President of the Company since March 1997 and Director of On-Line Services, joined the Company in early 1995 to run the Company's Internet services business. Prior to joining the Company, Mr. Jaffe had extensive experience in the use of computers and telecommunications in the advertising and marketing industry. Mr. Jaffe recently developed an Internet-focused marketing strategy that won the prestigious CreaTech Award, presented by Advertising Age magazine, and has spoken at numerous Internet conferences sponsored by Apple Computer. Prior to joining the Company, Mr. Jaffe was a department manager at Sid Paterson Advertising Inc. in New York City since 1989. Mr. Jaffe graduated from Colgate University in 1989, where he received a Bachelor of Arts Degree.

      Alan Levy joined the Company as Treasurer and Chief Accounting Officer in February 1997. From March 1994, to February 1997, Mr. Levy was the Assistant to the Vice President of Finance of Del Laboratories, Inc., a manufacturer and wholesaler of cosmetics and over-the-counter pharmaceuticals. Prior to that, Mr. Levy was a Technical Manager with the American Institute of Certified Public Accountants from August 1990 to March 1994. He is a Certified Public Accountant and received his Bachelor's degree in Public Accounting from Long Island University, C.W. Post Campus.

      Scott Safran has been Vice President - Training and Interactive Development since June 1997 and the Director of Corporate Training since joining the Company in March 1996. Prior to joining the Company he was a Senior Account Executive at IBM Skill Dynamics Corporation from December 1994 to October 1995. From December 1989 to December 1994 Mr. Safran was in various sales positions with AT&T Networking Systems. Mr. Safran has a Bachelor of Arts in English Literature and Master of Business Administration degrees from St. John's University.

                           BELL TECHNOLOGY GROUP LTD.
                                AND SUBSIDIARIES

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                          Page
                                                                          ----
Financial Statements of Bell Technology Group Ltd. and
  Subsidiaries

Report of Independent Public Accountants...................................F-2

Consolidated Balance Sheets - As of September 30, 1997 and
September 30, 1996.........................................................F-3

Consolidated Statements of Operations - For the years ended  September 30,
1997 and September 30, 1996................................................F-4

Notes to Consolidated Financial Statements...........................F-8 - F18

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To: BELL TECHNOLOGY GROUP LTD.:

We have audited the accompanying consolidated balance sheets of Bell Technology Group Ltd. (a Delaware corporation) and Subsidiaries as of September 30, 1997 and September 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bell Technology Group Ltd. and Subsidiaries as of September 30, 1997 and September 30, 1996, the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                Arthur Andersen LLP


December 19, 1997
New York, New York

                    Bell Technology Group Ltd. and Subsidiaries
                            Consolidated Balance Sheets

                                                   September 30,   September 30,
                        Assets                         1997            1996
Current assets:
  Cash and cash equivalents                        $  2,401,446    $  2,342,011
  Accounts receivable, net of allowance for
  doubtful accounts of $194,684 and $64,842
  as of September 30, 1997 and September 30,
  1996, respectively                                  3,259,548       1,847,918
  Inventories                                           487,542         758,353
  Prepaid expenses and other current assets             727,765         195,113
                                                   ------------    ------------
     Total current assets                             6,876,301       5,143,395
Property and equipment, net                           3,548,838       2,151,294
Long-term investment                                    325,000         400,000
Other assets                                            274,849         115,093
                                                   ------------    ------------
     Total assets                                  $ 11,024,988    $  7,809,782
                                                   ============    ============
     Liabilities and Stockholders' Equity

Current liabilities:
  Short term borrowings                            $  2,001,157    $         --
  Current portion of notes payable                      335,021          39,152
  Accounts payable                                    2,010,507       1,274,197
  Accrued expenses                                      425,852         194,947
  Deferred revenues                                     123,046         166,617
                                                   ------------    ------------
     Total current liabilities                        4,895,583       1,674,913
Long term note payable, net of current portion          923,217              --
Other long term liabilities                             191,928          45,169
                                                   ------------    ------------
     Total liabilities                                6,010,728       1,720,082
                                                   ------------    ------------

Commitments and contingencies

Stockholders' equity :
  Preferred Stock, $.01 par value; 500,000
  shares authorized; no shares issued and
  outstanding                                                --              --
Common Stock, $.01 par value; 10,000,000
  shares authorized; 3,448,450 and 3,083,210
  shares issued and outstanding                          34,485          30,832
  Additional paid-in capital                         10,069,474       8,033,134
  Accumulated deficit                                (5,089,699)     (1,974,266)
                                                   ------------    ------------

     Total stockholders' equity                       5,014,260       6,089,700
                                                   ------------    ------------
     Total liabilities and stockholders'
      equity                                       $ 11,024,988    $  7,809,782
                                                   ============    ============

      The accompanying notes are an integral part of these consolidated balance sheets.

                           Bell Technology Group Ltd.
                                and Subsidiaries
                      Consolidated Statements of Operations


                                           Year Ended           Year Ended
                                       September 30, 1997    September 30, 1996

Revenues                                   $ 17,399,955        $ 10,373,664
Costs and expenses:
  Cost of revenues                           13,901,859           8,599,241
  Selling, general and administrative         6,036,032           3,186,718
  Depreciation and amortization                 472,298             219,176
  Research and development                           --              57,250
                                           ------------        ------------
     Total costs and expenses                20,410,189          12,062,385
Loss from operations                         (3,010,234)
                                                                 (1,688,721)

  Interest income                                72,427             121,256
  Interest expense                             (177,626)            (98,520)
  Write-off of Debt Issuance Costs                   --            (257,391)
                                           ------------        ------------
Loss before taxes                            (3,115,433)         (1,923,376)


Benefit from taxes                                   --             (29,896)
                                           ------------        ------------
Net loss                                   $ (3,115,433)       $ (1,893,480)
                                           ============        ============

Net loss per share                               ($1.01)             ($0.72)

Weighted average shares outstanding           3,075,235           2,633,400


      The accompanying notes are an integral part of these consolidated statements.

                   Bell Technology Group Ltd. and Subsidiaries

                   Notes to Consolidated Financial Statements

1. The Company and Significant Accounting Policies:

Organization

      Bell Technology Group Ltd. and Subsidiaries (the "Company") was incorporated in the State of Delaware in September 1995. Shortly thereafter, the Company succeeded by merger to all the assets and liabilities of PFM Technologies Corporation ("PFMT"), a New York corporation. In July 1994, the sole stockholder of NAFT International Ltd. ("NAFT") and Stellar Graphics Corp. ("Stellar Graphics") exchanged 100% of the common stock of both companies for 100 shares (100%) of PFMT, then a newly formed corporation, in a tax free exchange. Subsequent to this transaction, an additional 100 shares of PFMT were issued to Harpoon Holdings, Ltd. ("Harpoon") in consideration for $200,000. The Company also owns 100% of the equity of NAFT Computer Service Corp. ("NCS") a New York corporation formed in September 1994, PFM Communications Inc. ("PFMC"), a New York corporation formed in March 1995 and GameNet Corp. ("GameNet"), a New York corporation formed in March 1995. Prior to the merger of PFMT into the Company, these entities were wholly owned subsidiaries of PFMT. During 1996, the Company changed the name of Stellar Graphics Corp. to Bluestreak Digital Inc. ("Bluestreak").

      The consolidated financial statements herein include the accounts of the Company, NAFT, PFMC, NCS, GameNet and Bluestreak. All material intercompany accounts and transactions have been eliminated. In September 1995, the Company changed its fiscal year end from December 31 to September 30.

Operations

      The Company's activities presently fall into two main segments. One segment consists of computer products sales, service network installation and maintenance. The second segment consists of all Internet related activities including Web hosting and interactive CD ROM design, preparation and 3-D animation.

      In the opinion of management, the Company will be able to finance its business as currently conducted from its current working capital, and open-end equipment lease commitment from Cisco Systems, Inc. of $1,000,000 received in December 1997. In addition, the Company has a $3,000,000 credit facility with NationsCredit discussed in note 3 to the financial statements. Borrowings under the NationsCredit credit facility and security interests are limited to inventory held primarily for sale to customers and the availability of current accounts receivable of the Company's hardware sales subsidiary. The Company is presently discussing an increase in its credit facility with NationsCredit based upon a pledge of inventory and receivables held by its other subsidiary corporations. However, in order to continue with its expansion program, the Company will be required to raise additional debt or equity capital of several million dollars. The Company is seeking other financing alternatives to finance its expansion. However, there is no assurance that the Company will be able to raise such additional cash.

Segment Information

      The following is a summary of segment information for the fiscal years ended September 30, 1997 and 1996.

Fiscal year ended September 30, 1997

                                Computer         Internet and
                                Products &       Media
                                Service Sales    Development      Consolidated

Sales to unaffiliated
customers                       $14,986,417      $2,413,538       $17,399,955

Operating Loss                      378,647          84,632         3,010,234*

Identifiable assets               5,781,580       2,105,207        11,024,988**


Fiscal year ended September 30, 1996

                                Computer         Internet and
                                Products &       Media
                                Service Sales    Development      Consolidated

Sales to unaffiliated
customers                       $ 9,732,322      $  641,342       $10,373,664

Operating Loss                      267,482         359,751         1,688,721*

Identifiable assets               3,442,760       1,132,253         7,809,782**

* Includes $2,546,955 for the fiscal year ended September 30, 1997 and $1,061,488 for fiscal year ended September 30, 1996 of unallocated corporate overhead including executive salaries of $616,034 for fiscal year ended September 30, 1997 and $389,000 for fiscal year ended September 30, 1996 and overhead including rent, payroll charges for administrative staff including accounting, human resources, MIS and other support personnel and professional fees.

** Including corporate assets not allocable to a particular segment of $3,138,201 and $3,234,769 for the fiscal years ended September 30, 1997 and 1996.

Net Loss Per Common Share

      Net loss per common share is based on the weighted average number of shares outstanding during the periods presented. The impact of outstanding warrants and stock options has not been included in the calculation as the effect would be anti-dilutive.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Concentrations of Cash and Accounts Receivable

      Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of September 30, 1997, the Company had concentrations of cash in a bank in the form of demand deposits, certificates of deposit and restricted letter of credit accounts, totaling approximately $2,211,695. The Company believes that concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base. The Company primarily operates in the New York City metropolitan area.

Significant Vendors

One vendor comprises approximately $2,787,000 or 22% of the Company's inventory purchases during the fiscal year ended September 30, 1997. If such vendor ceases to supply the Company, management is confident it can procure comparable services at similar costs elsewhere.

Inventories

      Inventory consists of computer hardware and software, parts and related items. Inventories are carried at the lower of cost or market determined by the first-in, first-out method.

Property and Equipment

      Furniture and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives, generally five years. Leasehold improvements are recorded at cost and amortized over the term of the lease or life of the asset, whichever is shorter. Property and equipment consist of the following.

                                                September 30,     September 30,
                                                    1997              1996

Leasehold improvements                          $  686,662          $  510,057

Computer hardware and software
    and network equipment                         3,724,645          1,862,416

Furniture and delivery equipment                    238,014            193,054

Less: Accumulated depreciation                   (1,100,483)          (414,233)
                                                 -----------          ---------

Property and equipment, net                      $3,548,838         $2,151,294
                                                 ===========        ==========

      Included in property and equipment is $1,413,373 and $155,507 of assets held under capital lease obligations at September 30, 1997 and 1996 respectively. Also included in total property and equipment is $416,667 and $184,086 representing internally developed software costs as of September 30, 1997 and 1996 respectively. In addition, included in property and equipment is $153,014 related to the implementation of a new MIS system as of September 30, 1997. Depreciation expense relating to cost of sales is $203,000 and $0 for 1997 and 1996, respectively.

Revenue Recognition

      Revenues consist primarily of computer hardware sales, maintenance contracts, Internet access fees, network installation charges, and repair fees. Generally, maintenance contracts are for an agreed upon number of hours and are prepaid by customers. Repair fees and maintenance charges are recognized as the service is provided. Payments received in advance of providing services are deferred until the period such services are provided. Equipment sales and installation charges are recognized when installation is completed.

      Monthly subscription service revenue related to Internet access is recognized over the period services are provided. Subscription service and equipment installation revenues, which require the use of Company-provided installation of equipment at a subscriber's location, are recognized at completion of installation and upon commencement of service. Revenues related to the Web; interactive development and to 2-D and 3-D animation are recognized at the completion of each project. Projects are generally completed within a three month period.

Cost of Revenues

      Cost of revenues in the Company's Internet and Media Development businesses consists primarily of local access costs, leased network backbone circuit costs, the cost of equipment and applications sold to customers and depreciation of networkrelated equipment and labor. For the Computer Products and Service Sales, the cost of revenues is the cost of the computer products it sells including parts, internal and third-party labor costs, and training and certification costs.

Research & Development

      Research and development costs are expensed as incurred.

Stock-Based Compensation

            The Company accounts for employee stock options in accordance with Accounting Principles Board No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." Under APB No. 25, the Company applies the intrinsic value method of accounting and therefore does not recognize compensation expense for options granted, because options are only granted at a price equal to market value on the day of grant.

            During 1996, Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation," became effective for the Company. SFAS No. 123 prescribes the recognition of compensation expense based on the fair value of options determined on the grant date. However, SFAS No. 123 allows companies currently applying APB No. 25 to continue using that method.

      The Company has therefore elected to continue applying the intrinsic value method under APB No. 25. For companies that choose to continue applying the intrinsic value method, SFAS No. 123 mandates certain pro forma disclosures as if the fair value method had been utilized. See Note 4 for additional discussion.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Recent Pronouncements

      In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, SFAS 128 requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution; Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock, and is similar to the currently required fully diluted EPS. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. When adopted, the Company will be required to restate its

EPS for all prior periods presented. The Company does not expect the impact of the adoption of SFAS 128 to be material to previously reported EPS.

2. Fourth Quarter Adjustments

      During the fourth quarter of 1997, the Company established an additional reserve of $360,000 for Returned Merchandise Allowances to properly reflect the value of its receivables from vendors of merchandise to the Company. The Company considers this event to be non-recurring and future write-offs to be significantly lower. The Company also increased its allowance for doubtful accounts by $50,000.

3. Short Term Borrowings

The Company (through its NAFT subsidiary) has a Revolving Credit Agreement with NationsCredit ("Nations") which may be used to finance its accounts receivable and inventory up to a maximum of $3 million. The availability of credit is based upon the balance of collateral available which is 80% of its current accounts receivable and 100% of its inventory. As of September 30, 1997, the Company had an outstanding balance of approximately $2 million, which was the maximum available under the formula. Such obligation is secured by a continuing security interest in the accounts receivable and inventory of NAFT, and guaranties and cross guaranties of the Company and its other subsidiaries. The borrowings bear interest at the prime rate plus 1.75%. Pursuant to the terms of these agreements, NAFT is required to maintain certain liquidity ratios which it is currently maintaining: (a) tangible net worth plus indebtedness subordinated to amounts owed to Nations, less prepaid expenses, officer/employee receivables and other intangible assets of not less than $1.4 million at the end of each fiscal quarter, and (b) a ratio of total liabilities to tangible net worth of no greater than 2.5 to 1 at the end of each fiscal quarter. As of September 30, 1997, NAFT had a tangible net worth of approximately $2.7 million and a ratio of total liabilities to tangible net worth of 1.8 to 1, therefore keeping the Company in compliance with all requirements. While the Credit Agreement gives Nations the right to demand repayment if it deems itself "insecure," Nations has given the Company no indication that it is considering utilizing this provision. Furthermore, incurring losses as the Company builds its new businesses was anticipated in setting its covenants with Nations in October 1996. The Company deems its relationship with Nations to be normal.

4. Stockholders' Equity and Stock Options

Initial Public Offering

      In January 1996, the Company sold, in an initial public offering, 1,150,000 shares of Common Stock at an initial offering price of $7.00 per share, and 575,000 Redeemable Purchase Warrants for $.10 per warrant. Each warrant entitles the holder to purchase one share of the Company's common stock for $7.70 per share. The warrants are redeemable by the Company at $.10 per warrant at any time after January 24, 1997 if certain conditions are met. The net proceeds which the Company received from the public offering amounted to approximately $6,600,000.

      In March 1996, the underwriter of the initial public offering exercised its over-allotment option to purchase 129,642 common shares from the Company for $7.00 per share. The net proceeds amounted to approximately $800,000.

Private Placement

      In September 1997, the Company sold 382,609 shares of its common stock in a private transaction for a total consideration of $2,200,000. Form SB-2 was filed with the Securities and Exchange Commission with respect to these shares on November 6, 1997 and became effective on November 20, 1997. A fee with respect to the sale of these shares of $100,000 in cash and 17,391 shares of common stock was paid to the investors and were offset against the proceeds of the issuance. Of the total consideration, $1,600,000 was received by the Company in September, 1997. Included in prepaid expenses and other current assets as of September 30, 1997 is an receivable of $600,000 which was received by the Company in October, 1997.

Bridge Financing

      In October 1995, the Company borrowed $250,000 in a Bridge Financing. The Bridge Notes issued in connection with the Bridge Financing carried interest at 9% per annum. Such loans were repaid at the closing of the initial public offering. In connection with the Bridge Financing, the Company issued 35,710 shares of Common Stock to the Bridge Lenders at no cost, which were registered as part of the initial public offering. Debt issuance costs of $257,391 and interest expense of $37,149 were incurred by the Company in fiscal 1996 as a result of the bridge loan transaction.

Stock Options

      The Company, with the approval of its stockholders, adopted the 1995 Stock Option Plan ("Option Plan") which reserved 360,000 shares of common stock for issuance under the Option Plan. Under the Option Plan, the term of the options issued are determined by the stock option committee and range from 5 to 10 years from the date of the grant. Option issued to directors are immediately exercisable and options issued to employees are exercisable ratably over a three year period. Options issued before the Company's initial public offering were issued at the fair value of the stock at the date of grant, in the opinion of management. The exercise price of the option issued subsequent to the initial public offering is equal to or greater than 100% of the fair market value of the stock on the date of grant.

      On September 30, 1997, 250,064 options previously issued to employees and directors with a weighted average exercise price of $8.32 were canceled and reissued at, $6.125, the fair market value of the Company's common stock on the date of reissuance. This revaluation did not alter or amend any other provision of the optionee's original option agreement, including the vesting period and option term.

      The Company accounts for awards granted to employees and directors under APB No. 25, under which no compensation cost has been recognized for stock options granted. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have been increased to the following pro forma amounts:

                                                1997               1996
                                            ------------       ------------

          Net loss:  As reported            $(3,115,433)       $(1,893,480)
                     Pro forma               (3,307,639)        (2,315,808)

          Loss per   As reported               (1.01)             (0.72)
          share:     Pro forma                 (1.08)             (0.88)

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts as additional awards in future years are anticipated.

Option activity for the two years ended September 30, 1997 is as follows:

                                                             Weighted Average
                                      Number of Shares       Exercise Price
                                      ----------------       --------------

Options outstanding,                     $     --               $   --
October 1, 1995                           202,730               $   --
                                               --                   --
  Granted
                                         --------
  Canceled
  Exercised                               202,730               $ 7.04

Options outstanding,
  September 30, 1996

  Granted                                 361,897               $ 7.41
  Canceled                               (284,065)              $ 8.39
  Exercised                                (7,998)              $ 7.00
                                         --------               ------
Options outstanding,
  September 30, 1997                      272,564               $ 6.13
                                         ========               ======


There were 45,437 options available for future grant at September 30, 1997.

The weighted average fair value of options granted is $3.76 and $2.89 for the years ended September 30, 1997 and 1996, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, respectively: risk-free interest rate of 6.17% and 5.77%; expected life of 6.00 and 4.09 years; expected volatility of 42% and 42% and expected dividend yield of 0%.

The following table summarized information with respect to stock options outstanding at September 30, 1997:

                  Options Outstanding             Options Exercisable
                  -------------------             -------------------

                Number of       Weighted                        Number of
                Options         Average         Weighted        Options         Weighted
Range of        Outstanding     Remaining       Average         Exercisable     Average
Exercise        at September    Contractual     Exercise        at September    Exercise
Prices          30, 1997        Life            Price           31, 1997        Price
--------        -----------     -----------     --------        ------------    -----
$ 6.125         272,564         7.8             $ 6.125         150,410         6.125

Deposit Shares

      In connection with the Company's initial public offering, Marc H. Bell and Harpoon have each deposited 210,000 shares of the Common Stock owned by them (the "Deposit Shares") with the Company. The Company will hold such shares pursuant to a Share Deposit Agreement. The Deposit Shares will be returned to their respective owners in January 2004.

5. Commitments and Contingencies

Capital and Operating Leases

      The Company leases office equipment and office space under various noncancellable operating leases accounted for on a straight line basis. Rent expense for the year ended September 30, 1997 and 1996 was approximately $548,897 and $253,402, respectively.

      In February 1996, the Company entered into a lease for its corporate headquarters effective July 1996. The lease is for eleven years and six months starting with an initial annual base rental of $309,250 escalating to $563,547 in the final year. Under the lease, the landlord reimbursed the Company $500,000 for leasehold improvements. The Company is required by the terms of the lease to maintain a security deposit in the form of a letter of credit in the amount of $400,000. In order to obtain a standby letter of credit, the Company maintains a restricted certificate of deposit presently in the amount of $400,000. As of March 1998, this amount is to be reduced to $325,000 if the Company is not in default under the terms of the lease. Therefore $75,000 of this deposit is classified as other current assets and $325,000 is included in "Longterm Investment" of the Company's consolidated balance sheets as of September 30, 1997.

      The Company has entered into leases for various items of its office furniture and equipment as well as for its telephone system accounted for as capital leases. The terms on these leases vary from 36 to 60 month terms.

      The Company refinanced certain of its furniture and computer equipment in April 1997 in the amount of approximately $874,000 from FINOVA Capital Corporation. Such loan is for a term of three years, bears interest at 12.19% per annum and is self-liquidating over its term. Future minimum lease and loan payments under these agreements are as follows:

Year Ending
September 30,                                     Operating          Capital
-------------                                    -----------       ----------
1998............................................ $  332,664        $  483,116
1999............................................    423,319           483,116
2000............................................    447,362           366,732
2001...........................................     456,310           133,968
2002............................................    465,436            70,404
Thereafter......................................  2,774,953             --
  Less: Amount representing interest                  --             (279,098)
                                                 -----------       ----------
  Present value of net minimum lease
            payments                             $4,900,044        $1,258,238
                                                ============       ==========

6. Income Taxes

      Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

      The Company is in an accumulated loss position for both financial reporting and income tax purposes. The tax benefit recorded by the Company has been fully reserved against due to the uncertainty of the Company's ability to realize benefits by generating taxable income in the future. The Company has a tax loss carryforward of approximately $4.2 million at September 30, 1997. This carryforward expires between 2001 and 2012. The benefit from the provision for taxes of $29,896 for the fiscal year ended September 30, 1996 represents the reversal of deferred taxes provided in prior years.

      Income tax benefit consists of the following:

                               Year Ended        Year Ended
                                September        September
                                30, 1997          30, 1996
                              --------------------------------

CURRENT:
Federal                       $    --            $    --

State and local                    --                 --
                              ------------       -----------
Total                              --                 --
                              ------------       -----------


DEFERRED:
Federal                            --            $  (19,759)
State and local                    --               (10,137)
                              ------------       -----------
Total                              --            $  (29,896)
                              ------------       -----------
Total                         $    --            $  (29,896)
                              ------------       ===========

      The provision for income taxes on historical net income for the years ended September 30, 1997 and 1996 differs from the amount computed by applying the federal statutory rate due to the following:

                                     Year Ended September   Year Ended September
                                           30, 1997                30, 1996
                                     -------------------------------------------
Statutory federal income tax rate              (34%)                 (34%)
State and local taxes, net of                  (11)%                 (11)%
federal benefit
Other                                          (0)%                   (1)%
Valuation allowance                            45%                    44%%
Effective income tax rate                      (0)%                   (2)%
                                          ============            ========

      Significant components of the Company's deferred tax assets and liabilities are as follows:
                                     September 30, 1997      September 30, 1996
                                     ------------------------------------------
Deferred tax assets
(liabilities):
Tax depreciation and amortization
in excess of book depreciation
and amortization                        $ (264,820)               $ (12,920)
Net operating loss carry forward         1,908,226                  733,393
Allowance for doubtful accounts            255,350                   29,176
Deferred Rent                               80,795                     --
Valuation allowance                     (1,979,551)                (749,649)
Total net deferred tax
  Liabilities                                --                        --
                                        ===========               =========


7. Employment Agreement

      In October 1995, the Company entered into an employment agreement with Marc H. Bell which extends for a period of five years, terminating on September 30, 2000. Pursuant to the terms of the agreement, Mr. Bell receives a base salary of $200,000 per year and a bonus equal to 5% of the annual pre-tax net income of the Company in excess of $1 million (50% of the Bonus Pool) to the extent, if any, that the Bonus Pool exceeds $100,000.

      During the third quarter of fiscal 1997, the Company made loans to Mr. Bell bearing interest at 8.75% per annum in the total amount of $145,408. These loans are pursuant to his existing employment agreement. The loans mature in June 2002.

      The Company has also entered into employment contracts with William Jahnke and Alan Levy. Such agreements are all similar and contain certain restrictive covenants if employment is terminated by the employee without cause, or by the Company for cause.

8. Subsequent Event

New Credit Agreement

      In December 1997, the Company received a $1,000,000 credit line from Cisco Systems Capital Corporation ("CSC") to lease Cisco Systems products and associated peripherals. The credit line is available to the Company for a period of 180 days, is to be repaid over a 36 month period and is subject to quarterly financial review by CSC. The Company may not purchase more than $500,000 on the credit line during any three month period. At the end of the lease term, the Company has the option of purchasing the equipment for fair market value, renew the lease of the equipment for the then fair rental value or return the equipment.